Exhibit (a)(5)(H)

HEALTHTRONICS ANNOUNCES AGREEMENT TO SETTLE LAWSUITS

AUSTIN, TX., June 21, 2010 – HealthTronics, Inc. (Nasdaq: HTRN), a leading provider of urological products and services, today announced that the Company, the members of the Board of Directors of the Company, Endo Pharmaceuticals Holdings Inc., and HT Acquisition Corp. (collectively referred to as the “defendants”) entered into an agreement with the parties to the purported shareholder class action lawsuits filed against the defendants in connection with the previously-announced business combination between the Company and Endo Pharmaceuticals. The terms of the agreement provide for a release and settlement by the purported class of Company shareholders of all claims against the defendants in relation to the previously-announced business combination, that the Company would provide additional disclosures in its previously-filed Schedule 14D-9, and that the defendants would not oppose plaintiffs’ counsel’s application to the court for fees and expenses in an amount not to exceed $292,500. The settlement is conditioned on further definitive documentation, court approval, dismissal of the actions with prejudice, satisfactory confirmatory discovery by plaintiffs’ counsel, and completion of the tender offer and merger. If any of the conditions are not met, the defendants will continue to vigorously defend against these lawsuits. The Company believes that the lawsuits are without merit and that it and the other defendants have valid defenses against all the claims, but has agreed to settle the lawsuits in an effort to minimize the cost and expense of litigating these lawsuits.

About HealthTronics

HealthTronics, Inc. is a premier urology company providing an exclusive suite of healthcare services and technology, including urologist partnership opportunities, surgical and capital equipment, maintenance services and anatomical pathology services. The

Company’s product portfolio includes a full line of urology equipment and products, including lithotripters, cryoablation products used for the treatment of prostate cancer, surgical lasers for treatment of BPH, and anatomical pathology services. As a service provider, HealthTronics offers the latest technology in lithotripsy services and prostate therapy services, including BPH treatments and prostate cancer treatments. For more information, visit www.HealthTronics.com.

Forward Looking Statements

Cautionary Language: Statements made in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, among others, the risk that the tender offer and the merger will not close; the risk that HealthTronics’ business will be adversely impacted during the pendency of the tender offer and the merger; the risk that demand for and acceptance of HealthTronics’ products or services may be reduced; the risk of changes in governmental regulations; the impact of economic conditions; the impact of competition and pricing; and other factors described from time to time in HealthTronics’ periodic and current reports filed with the Securities and Exchange Commission. There can be no assurance that the tender offer and merger will in fact be consummated. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Unless required by law, HealthTronics undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Endo has filed a tender offer statement on Schedule TO with the SEC. Investors and HealthTronics shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that has been filed by HealthTronics with the SEC, because they contain important information. These documents are available at no charge on the SEC’s website at www.sec.gov. A copy of the solicitation/recommendation statement on Schedule 14D-9 may be obtained free of charge from HealthTronics’ website at www.healthtronics.com or by directing a request to HealthTronics at 9825 Spectrum Drive, Building 3, Austin, Texas 78717, Attn: Corporate Secretary. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge from Endo’s website at www.endo.com or by directing a request to Endo at www.endo.com, or Endo Pharmaceuticals, 100 Endo Boulevard, Chadds Ford, PA 19317, Attn: Corporate Secretary’s Office.

Contact:	For HealthTronics, Inc.
Richard A. Rusk
Chief Financial Officer
(512) 328-2892

#####